Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

 Supertex Reports First Fiscal Quarter Results

Sunnyvale, CA (July 26, 2011) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the first fiscal quarter ended July 2, 2011. Net sales for the first fiscal quarter were $18,058,000, slightly higher compared to the prior quarter of $17,983,000 and a 22% decrease compared to $23,155,000 in the same quarter last year. On a GAAP basis, net income in the first fiscal quarter was  $1,669,000, or $0.13 per diluted share, as compared with $1,492,000 or $0.12 per diluted share in the prior fiscal quarter, and $4,108,000 or $0.32 per diluted share in the same quarter of the prior fiscal year.

Non-GAAP earnings per diluted share for the first quarter of fiscal 2012 were $0.18, excluding pre-tax employee stock-based compensation of $593,000, compared with $0.16 in the prior quarter, excluding pre-tax employee stock-based compensation of $727,000, and $0.37 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $759,000.

“Sales of our medical ultrasound products rebounded during the quarter as customers stocked up for normal high season production,” stated Dr. Henry C. Pao, President and CEO. “Total medical product sales increased $1.1 million or 17% sequentially. Sales of our printer head driver products also increased sequentially by $0.7 million. LED general lighting projects continue to grow, with sales being slightly higher sequentially. Offsetting these increases were reductions in sales of telecom optical MEMS drivers and sales of custom processing services.  We had expected to begin ramping up shipments of LED drivers for a high-end monitor customer, but our customer experienced some production delays. Based on this customer’s current releases, we expect increased sales in our second fiscal quarter. We also expect sales of our medical ultrasound products to increase sequentially, however our overall total sales forecast for the second fiscal quarter is projected to be flat to down 5% sequentially primarily due to expected reductions in sales of our custom processing services. During the first fiscal quarter we launched twelve new products, mostly medical ultrasound, and expect to launch seven more in our second fiscal quarter, mostly for LED general lighting.”

Dr. Pao commented further, “Gross margin in the first fiscal quarter was 50.2%, slightly lower than the prior quarter of 50.7%, primarily due to reduced wafer fab capacity utilization which lowered inventory by $1.0 million, or 5%. Operating expenses were slightly lower sequentially.  During the quarter, cash generated from operating activities was $2.4 million. We received cash redemptions at par value on two of our student loan-backed auction rate securities totaling $2.4 million and we purchased 151,000 shares of our stock for $3.2 million. Since we announced the $60 million stock repurchase program at the end of this past January, we have bought back approximately 424,000 shares for a total of $9.5 million.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our anticipation that in the second fiscal quarter sales will be sequentially flat to down 5% as anticipated increases in sales of LED drivers for a high end monitor customer and of medical products may not offset anticipated declines in sales of custom processing services and our expectation to launch seven new products, mostly for LED general lighting, in our second fiscal quarter.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 26, 2011, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the first fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 p.m. EDT, August 26, 2011 at 800-283-9429 (domestic) and 402-220-0871 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	July 2, 2011	April 2, 2011
	(in thousands)
ASSETS
Cash and cash equivalents	$34,958	$23,962
Short term investments	100,475	109,760
Trade accounts receivable, net	8,976	8,100
Inventories	19,569	20,600
Deferred income taxes	7,184	7,228
Prepaid income taxes	6,613	6,461
Prepaid expenses and other current assets	2,544	2,975
Total current assets	180,319	179,086
Long term investments	28,200	30,200
Property, plant and equipment, net	5,628	5,708
Other assets	602	622
Deferred income taxes	4,853	4,980
TOTAL ASSETS	$219,602	$220,596

LIABILITIES
Trade accounts payable	$4,159	$3,283
Accrued salaries and employee benefits	12,494	12,430
Other accrued liabilities	900	772
Deferred revenue	3,748	3,664
Income taxes payable	325	2,264
Total current liabilities	21,626	22,413
Income taxes payable, noncurrent	5,079	4,974
Other accrued liabilities, noncurrent	291	290
Total liabilities	26,996	27,677

SHAREHOLDERS' EQUITY
Common stock	68,550	68,499
Accumulated other comprehensive loss	(1,345)	(1,683)
Retained earnings	125,401	126,103
Total shareholders' equity	192,606	192,919
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$219,602	$220,596

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 2, 2011	July 3, 2010
Net sales	$18,058	$23,155
Cost of sales(1)	8,992	9,961
Gross profit	9,066	13,194
Research and development(1)	3,814	3,511
Selling, general and administrative(1)	3,251	3,311
Income from operations	2,001	6,372
Interest and other income (expense), net	368	(89)
Income before income taxes	2,369	6,283
Provision for income taxes	700	2,175
Net income	$1,669	$4,108
Net income per share:
Basic	$0.13	$0.32
Diluted	$0.13	$0.32
Shares used in per share computation:
Basic	12,755	12,957
Diluted	12,777	13,037

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$119	$150
Research and development	$246	$353
Selling, general and administrative	$228	$256

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 2, 2011	July 3, 2010
GAAP net income	$1,669	$4,108
Adjustment for stock-based compensation included in:
Cost of sales	119	150
Research and development	246	353
Selling, general and administrative	228	256
Subtotal	593	759
Tax effect of stock-based compensation	(19)	(23)
Non-GAAP net income excluding employee stock-based compensation	$2,243	$4,844

Non-GAAP net income per share:
Basic	$0.18	$0.37
Diluted	$0.18	$0.37
Shares used in per share computation:
Basic	12,755	12,957
Diluted	12,777	13,037

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	July 2, 2011	July 3, 2010
Shares used in per share computation:
Diluted	12,777	13,037

DILUTED:
GAAP net income per share	$0.13	$0.32
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01
Research and development	0.02	0.02
Selling, general and administrative	0.02	0.02
Provision for income taxes	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.18	$0.37